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                          Independent Auditors' Consent


To the Shareholders and Board of Trustees of First Eagle Funds:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated December 21, 2001, on the statements of assets and liabilities for the First Eagle Fund of America and First Eagle International Fund ("the Funds") as of October 31, 2001, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended with respect to First Eagle Fund of America and for each of the four years in the period then ended, and the period from January 1, 1997 to October 31, 1997 and for the year ended December 31, 1996 with respect to First Eagle International Fund. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Custodian, Transfer and Dividend Disbursing Agent and Independent Auditors" and "Financial Statements" in the Statements of Additional Information.



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New York, New York
February 15, 2002